Exhibit 99.1

NETWORK EQUIPMENT TECHNOLOGIES ANNOUNCES
FINANCIAL RESULTS FOR FOURTH QUARTER OF FISCAL 2010

Annual Revenue increases 13% over prior year

Fremont, CA, May 5, 2010 – Telecommunications equipment maker Network Equipment Technologies, Inc. (“NET”, NASDAQ:NWK) today reported its results for the fiscal fourth quarter and year ended March 26, 2010.

Total revenue in the fourth quarter was $18.9 million, up from $16.3 million in the prior quarter and up from $12.7 million in the fourth quarter of the prior fiscal year.  The results for the quarter reflect increased revenues from the Federal government.  Net loss was $3.1 million or $0.11 per share, compared to net loss of $6.8 million or $0.23 per share in the prior quarter and net loss of $9.3 million or $0.32 per share in fourth quarter of the prior year.

Total revenue in the fiscal year was $74.5 million, up 13% from $65.8 million in fiscal 2009.  Net loss in the fiscal year was $17.8 million or $0.61 per share, compared to net loss of $53.5 million or $1.85 per share in fiscal 2009.  Fiscal 2009 included charges for impairment of goodwill and other intangibles assets of $44.3 million that were partially offset by a gain of $28.9 million from the early retirement of convertible bonds at a discount.

On a non-GAAP basis, net loss in the fourth quarter was $1.8 million or $0.06 per share, compared to net loss of $4.5 million or $0.15 per share in the prior quarter, and net loss of $7.3 million, or $0.25 per share in the fourth quarter of fiscal 2009.  Non-GAAP income adjusts for non-cash compensation, amortization of acquired intangibles, restructure charges, gains from the early extinguishment of debt, and other significant non-recurring items, including separation charges for former executives.

Cash and investment balances at the end of the fourth quarter were $81.0 million, down from $86.3 million at the end of the prior quarter.  Cash and investments decreased by $17.2 million from the prior year, due in part to the retirement of $2.5 million of convertible debt, as well as cash used in operations.

“Throughout the past year, we selectively leveraged our existing resources, controlled our expenses, and introduced new products targeted at the emerging unified communications and secure voice markets.  Today, we are seeing the benefits of those decisions as we gain traction in the global enterprise market,” said President and CEO C. Nicholas Keating, Jr. “Increasingly, we are being brought into larger opportunities. Our prospects continue to grow with more and more Fortune 1000 global companies. This is due in large part to our strong direct-touch sales organization and through relationships with an expanding network of partners that are leading the advancement of unified communications, including Microsoft, HP, and other global integrators.”

Conference Call Information:

NET will be hosting a conference call today to discuss these results at 5:00 p.m. ET. Please dial (866) 578-5771 or (617) 213-8055 and provide conference ID#43162198 to access the call. The conference call will also be broadcast from the company’s website.

A recording of the conference call will be provided by telephone and the Internet beginning two hours after completion of the call. The replay may be accessed by telephone through midnight on May 12, 2010; please dial (888) 286-8010 or (617) 801-6888 and enter conference ID# 44940921.  A digital recording will be available on the company's website for one year.

About Network Equipment Technologies, Inc.

Network Equipment Technologies, Inc. (NET) provides network and VoIP solutions to enterprises and government agencies that seek to reduce the cost to deploy next generation unified and secure communications applications. For a quarter of a century, NET has delivered solutions for multi-service networks requiring high degrees of versatility, security and performance. Today, the company's broad family of products enables interoperability and integration with existing networks for migration to secure IP-based communications. Broadening NET's voice solutions, Quintum Technologies, now a part of NET, is a VoIP innovator whose applications bring the reliability and clarity of public telephone networks to Internet telephony and unified communications. NET is headquartered in Fremont, CA and has 14 offices worldwide including the US, the UK, France, the Middle East, China, Japan, Australia, and Latin America. The company sells its solutions through a direct sales force and an international network of resellers and distributors. For more information, visit www.net.com.

Use of Non-GAAP Financial Information

Use of non-GAAP information.  In evaluating NET’s performance, management uses certain non-GAAP financial measures to supplement consolidated financial statements prepared under GAAP.  Management believes that non-GAAP net income and other non-GAAP measures help indicate a base level of NET’s performance before gains, losses, or charges that are considered by management to be outside of the recurring operations of our business. We believe that the non-GAAP information regarding recurring operations allows for a better understanding of NET’s operating performance compared to prior periods and a clearer analysis of operating trends. Management uses this non-GAAP information for planning and forecasting of future periods, making decisions regarding spending levels and the allocation of resources, and determining management and employee compensation. We believe that disclosing these non-GAAP financial measures to the readers of our financial statements provides such readers with useful supplemental data that, while not a substitute for financial measures prepared in accordance with GAAP, allows for greater transparency in the review of our ongoing financial and operational performance. Specifically, we believe these non-GAAP financial measures, when read in conjunction with NET’s GAAP financials, provide useful information to investors by offering:

•

the ability to make more meaningful period-to-period comparisons of our ongoing operating results;

•

the ability to better identify trends in our underlying business and perform related trend analysis;

•

a better understanding of how management plans and measures our underlying business; and

•

an easier way to compare our most recent results of operations against investor and analyst financial models.

In determining non-GAAP net income, we exclude certain gains or losses that are the result of infrequent events. Such items include (i) gains from the early extinguishment of our debt, and (ii) gains or losses from significant restructuring or other infrequent charges such as termination and severance charges related to changes in senior management. Management believes that these exclusions are appropriate because these items are not indicative of ongoing operating results or limit comparability.

We also exclude certain non-cash charges that may vary between periods and between companies based on the valuation methodology chosen and the input of required data that may not be directly related to current business operations, such as a company’s stock price. Such items include (i) stock-based compensation, and (ii) amortization and impairment of intangible assets. Management believes that excluding these items allows for more meaningful comparisons of our operating results across periods and to our competitors.

Limitations.  These non-GAAP financial measures are not presented in accordance with, nor are they a substitute for, U.S. GAAP. The non-GAAP financial measures used should not be considered in isolation from measures of financial performance prepared in accordance with GAAP. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. In addition, these measures may be different from non-GAAP measures used by other companies, limiting their usefulness for comparison purposes.

Forward Looking Statements

This press release contains forward-looking statements, relating to possible future operating results, within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. Investors are cautioned that such statements are based on current expectations, forecasts and assumptions that involve risks and uncertainty that may cause actual results to differ materially from those expressed or implied in the forward-looking statements. Factors that could affect such results include our ability to develop and commercialize new products and product enhancements, the status of relations with and performance by third-party technology providers, our ability to develop and maintain sales relationships with other vendors and systems integrators, achieving broad market acceptance for our products, challenges of managing inventory and production of products, compliance with government regulations, federal government budget matters and procurement decisions, and the volume and timing of orders and revenue, as well as the factors identified in Network Equipment Technologies' most recent Annual Report on Form 10-K and subsequent reports filed with the Securities and Exchange Commission. Network Equipment Technologies disclaims any intention or obligation to update or revise any forward looking statements, whether as a result of new information, future events or otherwise.

NETWORK EQUIPMENT TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited - in thousands, except per share amounts)

	Quarter Ended		Fiscal Year Ended
	March 26, 2010	March 27, 2009	March 26, 2010	March 27, 2009
Revenue:
Product	$15,307	$9,201	$58,142	$51,202
Service and other	3,593	3,526	16,352	14,586
Total revenue	18,900	12,727	74,494	65,788
Costs of revenue:
Cost of product revenue	6,467	4,983	27,934	30,772
Cost of service and other revenue	3,042	3,409	13,958	14,415
Impairment of long-lived assets	—	320	—	10,061
Total cost of revenue	9,509	8,712	41,892	55,248
Gross margin	9,391	4,015	32,602	10,540
Operating expenses:
Sales and marketing	4,959	4,562	19,647	21,161
Research and development	4,768	4,566	19,229	21,817
General and administrative	2,656	3,235	11,824	13,120
Restructure and other costs	—	609	17	2,423
Impairment of goodwill and long-lived assets	—	—	—	34,197
Total operating expenses	12,383	12,972	50,717	92,718
Loss from operations	(2,992)	(8,957)	(18,115)	(82,178)
Other income (expense), net	132	(282)	546	17
Interest (expense) income, net	(258)	10	(757)	(202)
Gain on extinguishment of debt	—	—	555	28,927
Loss before taxes	(3,118)	(9,229)	(17,771)	(53,436)
Income tax provision	29	52	72	67
Net loss	$(3,147)	$(9,281)	$(17,843)	$(53,503)

Per share amounts
Net loss:
Basic	$(0.11)	$(0.32)	$(0.61)	$(1.85)
Diluted	$(0.11)	$(0.32)	$(0.61)	$(1.85)

Common and common equivalent shares:
Basic	29,395	28,847	29,178	28,854
Diluted	29,395	28,847	29,178	28,854

NETWORK EQUIPMENT TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 26, 2010 (unaudited)	March 27, 2009 (1)
Current assets:
Cash and investments	$80,461	$97,021
Restricted cash	554	1,154
Accounts receivable, net	13,468	7,091
Inventories	4,377	5,245
Prepaid expenses and other assets	7,961	10,073
Total current assets	106,821	120,584

Property and equipment, net	5,155	6,505
Other assets	5,710	6,344
Total assets	$117,686	$133,433
Liabilities and Stockholders’ Equity
Accounts payable	$7,987	$4,257
Other current liabilities	13,230	15,084
Total current liabilities	21,217	19,341

Long-term liabilities	2,161	4,568
3 ¾% convertible senior notes	10,500	13,000
7 ¼% redeemable convertible subordinated debentures	23,704	23,704
Stockholders’ equity	60,104	72,820
Total liabilities and stockholders’ equity	$117,686	$133,433

(1) Derived from audited consolidated financial statements as of March 27, 2009.

NETWORK EQUIPMENT TECHNOLOGIES, INC.
GAAP TO NON-GAAP NET LOSS RECONCILIATION
(Unaudited – in thousands, except per share data)

	Quarter Ended		Fiscal Year Ended
	March 26, 2010	March 27, 2009	March 26, 2010	March 27, 2009

GAAP net loss	$(3,147)	$(9,281)	$(17,843)	$(53,503)
Stock based compensation expense:
Cost of product revenue	98	31	366	252
Cost of service and other revenue	91	69	366	298
Sales and marketing	372	303	1,680	1,253
Research and development	428	199	1,636	1,023
General and administrative	335	357	1,741	1,602
Acquisition-related amortization – acquired intangibles:
Cost of product revenue	—	—	—	592
Sales and marketing	—	—	—	663
General and administrative	—	—	—	88
Impairment of goodwill and long-lived assets:
Cost of product revenue	—	320	—	10,061
Operating expenses	—	—	—	34,197
Restructure related:
General and administrative, accretion of discount on future cash flows from subleases	41	62	196	139
Sales and marketing, severance	—	—	490	—
General and administrative, severance	—	—	516	—
Restructure and other:
Costs to vacate former manufacturing facility	—	—	—	1,130
Other, primarily severance	—	609	17	1,282
Other income/(expense) dissolution of subsidiary	—	—	—	—
Gain on early extinguishment of debt	—	(2)	(555)	(28,929)
Non-GAAP net loss	$(1,782)	$(7,333)	$(11,390)	$(29,852)
Non-GAAP net loss per share data:
Basic	$(0.06)	$(0.25)	$(0.39)	$(1.03)
Diluted	$(0.06)	$(0.25)	$(0.39)	$(1.03)
Common and common equivalent shares:
Basic	29,395	28,847	29,178	28,854
Diluted	29,395	28,847	29,178	28,854